Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES REPORTS
HIGHER REVENUE AND NET INCOME FOR THE FIRST QUARTER OF 2005

San Francisco, CA, April 28, 2005 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced higher revenue and net income for the first quarter of 2005 compared to the same period last year.

For the three months ended March 31, 2005, revenue increased 5% to $4,449,000 from $4,229,000 for the first quarter of 2004. Operating income rose compared to the prior year period for the 17th consecutive quarter to $836,000 from $817,000 last year. Net income for the first quarter of 2005 increased to $395,000 or $0.08 per diluted share. This compares to net income for the first quarter of 2004 of $370,000 or $0.07 per diluted share.

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “The improvement in our first quarter financial performance caps a solid start to the new year. Our 19th Gamma Knife unit, at Baptist Hospital of East Tennessee, opened in this first quarter and our 20th unit, at Northern Westchester Hospital in Mt. Kisco, New York, treated its first patient yesterday. AMS’ 21st Gamma Knife project, at Mercy Health Center in Oklahoma City, is projected to begin operating in mid-2005.

Dr. Bates continued, “While AMS has emerged as the clear leader in radiosurgery services, the market is still early in its development and remains substantially untapped. This creates an outstanding opportunity for sustained long-term growth. We have identified a large number of locations throughout the United States that can support Gamma Knife, Intensity Modulated Radiation Therapy (“IMRT”), or Image Guided Radiation Therapy (“IGRT”) equipment, and currently are in discussions with a number of hospitals regarding the development of new centers.

“The new IMRT and IGRT technologies have the potential to dramatically expand our addressable market. In this connection, we are pleased to announce that Mark Quigley has joined AMS as a director of sales. Mark, who previously held sales positions with Stereotaxis, Inc. and Accuray, Inc., will focus on AMS’ entry into the IMRT and IGRT market. We also are continuing to explore opportunities for our OR21®, The Operating Room for the 21st Century® concept. We previewed a 3D immersive simulation of OR21 at the recent American Association of Neurological Surgeons annual meeting.”

At March 31, 2005, the Company reported working capital of $4,318,000 cash, cash equivalents and securities of $8,809,000 and shareholders’ equity of $17,810,000, up from $15,562,000 a year earlier.

Earnings Conference Call
American Shared has scheduled its conference call for today at 4:00 pm Eastern time (1:00 pm Pacific time). During the call, Company management will discuss the financial results announced today.

To participate, please call (877) 471-6718 at least 5 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 11563122. The replay will also be available at www.ashs.com and www.companyboardroom.com.

About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 17, 2004.

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)
Summary of Operations Data

	3 months ended March 31
	2005	2004
Revenue	$4,449,000	$4,229,000
Costs of operations	2,157,000	2,034,000

Gross margin	2,292,000	2,195,000
Selling & administrative	921,000	766,000
Interest	535,000	612,000

Operating income	836,000	817,000

Interest & other income	43,000	23,000
Minority interest	($274,000)	($251,000)

Income before income taxes	605,000	589,000
Income tax expense	210,000	219,000

Net income	$395,000	$370,000

Earnings per common share:
Basic	$0.08	$0.09

Assuming dilution	$0.08	$0.07

	Balance Sheet Data
	3/31/2005	3/31/2004
Cash and cash equivalents	$7,842,000	$10,062,000
Restricted cash	$50,000	$50,000
Securities	$967,000	$0
Current assets	$12,442,000	$13,163,000
Total assets	$47,841,000	$45,143,000

Current liabilities	$8,124,000	$8,087,000
Shareholders’ equity	$17,810,000	$15,562,000

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 277-5162
President
info@berkmanassociates.com